Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-12892) of Mission Community Bancorp of our report of independent registered public accounting firm dated March 27, 2008, on our audit of the consolidated balance sheets of Mission Community Bancorp and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholder’s equity and cash flows for the years then ended, appearing in this Annual Report on Form 10-KSB.

/s/ Vavrinek, Trine, Day & Co., LLP
Laguna Hills, California
March 28, 2008